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Important Additional Information Filed with the SEC
In connection with the proposed merger, on August 13, 2007, Genesco filed a definitive proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Genesco at the Securities and Exchange Commission’s Web site at http://www.sec.gov/. The definitive proxy statement and such other documents may also be obtained for free from Genesco by directing such request to Genesco, Office of the Secretary, 1415 Murfreesboro Road, Nashville, Tennessee 37217, telephone (615) 367-7000.
Genesco and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Genesco’s participants in the solicitation, which may be different than those of Genesco stockholders generally, is set forth in Genesco’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger.
Forward-looking Statements
Certain statements contained in this transcript regard matters that are not historical facts and are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, and the rules promulgated pursuant to the Securities Act of 1933, as amended. Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Genesco and others following announcement of the proposal or the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the merger, (4) the failure by The Finish Line, Inc. to obtain the necessary debt financing arrangements set forth in commitment letters they received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (6) the amount of the costs, fees, expenses and charges related to the merger. Our business is also subject to a number of risks generally such as: (1) changing consumer preferences; (2) the companies’ inability to successfully market their footwear, apparel, accessories and other merchandise; (3) price, product and other competition from other retailers (including internet and direct manufacturer sales); (4) the unavailability of products; (5) the inability to locate and obtain favorable lease terms for the companies’ stores; (6) the loss of key employees; (7) general economic conditions and adverse factors impacting the retail athletic industry; (8) management of growth; and (9) other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of, and elsewhere, in our SEC filings, copies of which may be obtained by contacting the investor relations department of Genesco via our website www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this transcript are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Final Transcript
Conference Call Transcript
GCO — Q2 2008 Genesco Earnings Conference Call
Event Date/Time: Aug. 30, 2007 / 8:30AM ET

Final Transcript
Aug. 30, 2007 / 8:30AM ET, GCO — Q2 2008 Genesco Earnings Conference Call
CORPORATE PARTICIPANTS
Hal Pennington
Genesco — Chairman, CEO
Jim Gulmi
Genesco — CFO, SVP of Finance
Bob Dennis
Genesco — President, COO
CONFERENCE CALL PARTICIPANTS
John Shanley
Susquehanna International — Analyst
Heather Boksen
Sidoti & Co. — Analyst
Jill Caruthers
Johnson Rice — Analyst
Jeff Klinefelter
Piper Jaffray — Analyst
Scott Krasik
C.L. King — Analyst
PRESENTATION

Operator
Good day, everyone, and welcome to the Genesco second-quarter fiscal year 2008 earnings release conference call. Just a reminder, today’s call is being recorded. At this time for opening remarks and introductions I would like to turn the call over to Mr. Hal Pennington, Chairman and Chief Executive Officer of Genesco. Please go ahead, sir.

Hal Pennington - Genesco — Chairman, CEO
Good morning and thank you for joining us for our second-quarter fiscal 2008 conference call. Participating with me on the call today are Bob Dennis, our President and Chief Operating Officer, and Jim Gulmi, our Chief Financial Officer.
As always we will make some forward-looking statements in this call. They reflect our expectations as of today, but actual results could be materially different. We refer you to our earnings release and to our recent SEC filings, including the 10-K for the fiscal year 2007 and the first-quarter 10-Q, for a list of some of the factors that could cause differences from our expectations.
And for those listening to the replay of this call on the Internet, some of these factors can be read on the opening screen.
As you saw in the press release, we reported a net sales increase of approximately 8% to $328 million and a loss of $0.13 per share before discontinued operations which includes approximately $0.13 per share of costs related to the Finish Line merger, asset impairments and store closing costs.
Our business during the quarter was significantly impacted by three major factors — a later start to back-to-school; later sales tax holidays in Texas and Florida; and a generally challenging retail environment, especially in footwear. These factors really affected the Journeys group the most and, to a lesser extent, Hat World and Underground Station. Both Hat World and Underground Station also continue to be impacted by a challenging urban environment. In contrast, Johnston and Murphy and our Dockers business continue to be robust.

Final Transcript
Aug. 30, 2007 / 8:30AM ET, GCO — Q2 2008 Genesco Earnings Conference Call
August and the first half of September is an important period for us and should give us a better indication of business trends. While we are still in the middle of the back-to-school season we’re encouraged with our current momentum. And to illustrate that point we’re going to take the unusual step of giving you an almost real-time picture of our comps for the month to date.
Through the end of last week total comps for August are running flat with Journeys group up 1%; Hat World group up 4%; Underground Station group down 20%; and the Johnston & Murphy group up 7%. Now more encouraging is the trend underlying these comps. In the first week of August Journeys group had a -10% comp; in the second week that improved to 3% positive and last week it was 9% positive. Hat World and Underground Station show a similar pattern tied to the back-to-school and tax-free timing shifts.
Now we expect that the retail environment could remain challenging during the third quarter, but we also believe that Journeys and Underground Station have more of a competitive advantage from a merchandising perspective as we look towards fall and holiday. We’re also very comfortable with our current inventory position in each division as our team did a great job quickly reacting to the dynamics of the marketplace. Finally, our store growth plans for fiscal 2008 remain on track.
Now before we review each division’s results for the quarter, let me address the status of our transaction with the Finish Line. As you know, we have scheduled a shareholders’ meeting for September 17th to approve the Finish Line merger and have filed and mailed the definitive proxy statement for that meeting. We’re actively engaged with the Finish Line in integration planning and, as announced earlier in the month, they have engaged Bain & Co. to assist in that process. As previously disclosed, the transaction is not contingent on financing and Finish Line has a financing commitment from UBS.
Now finally to address an obvious question, even though our second-quarter results were not up to our expectations, we do not believe that they will affect our ability to satisfy the closing conditions since they reflect timing factors and general market conditions and not a material change in Genesco’s business. As we discussed in the proxy statement, the Finish Line has advised us that they expect to obtain the financing necessary to close the transaction in the third week of October. And while that timeline could change, we are contemplating closing around that time.
Now let’s take a brief review of each division beginning with the Journeys group where sales for the second quarter increased 8% to $148 million. For Journeys stores comp sales were down roughly 7% compared to last year with footwear unit comps also decreasing 4%. Footwear ASP’s declined 5% during the quarter. Now worth noting is the strength in non-footwear sales which increased from 10% to 12% of sales in the quarter.
As I mentioned, Journeys business was dramatically impacted by both a later back-to-school and a shift in the tax-free period especially in Texas and Florida. Approximately 16% of Journeys’ stores are located in Texas and Florida and 20% of Journeys’ sales for the quarter were generated in those two states.
For the quarter Journeys’ Texas stores comped down 13% and the Florida stores comped down 20%. Now for August month to date Texas comps are up 29% and Florida comps are up 26%. So clearly the shift had a significant negative effect on the changed comp performance last quarter and should have a significant positive effect of this quarter.
Finally, from a merchandising standpoint women’s product was particularly weak in the second quarter with comp sales down 15% compared to a 4% decline in men’s. This primarily reflects the tremendous popularity of flip-flop sandals and other footwear with low ASP’s in the women’s fashion this summer. As the weather cools this trend should be much less significant and we’re pleased with early reads on closed up footwear and boots in Journeys’ fall assortment. For all these reasons we believe that our Journeys business will improve in the third quarter and the momentum we see right now supports this expectation.
Now for Journeys Kidz, total sales for the second quarter were $11 million, up 39% compared to second quarter last year. Comp store sales fell about 5% compared to last year and footwear unit comps were flat. Journeys Kidz business was also significantly impacted by the tax holiday shift as 30% of the divisions’ stores are located in Texas and Florida and 38% of sales for the quarter were regenerated in those two states. And that along with the back-to-school shift has caused a pronounced sales shift and we see very strong momentum in their August comps.
Shi was also affected by some of the same factors. We remain confident that we have the right product mix, store design and strategy in place and look forward to meaningful improvements in the back half of the year.
Now let’s talk about Hat World where sales for the quarter increased 15% to $90 million. Same-store sales declined about 2%, which was an improvement from the first quarter but still below our expectations. Hat World ran fewer storewide promotions than last year and this, as well as the timing shifts we discussed in connection with Journeys, affected comps.

Final Transcript
Aug. 30, 2007 / 8:30AM ET, GCO — Q2 2008 Genesco Earnings Conference Call
As I mentioned earlier, Hat World’s business also continued to reflect the challenging urban market. Our core urban stores experienced a -9% for the quarter while comps for the rest of the chain were down less than 1%. On the positive side, Hat World’s core business performed well during the quarter. The authentic Major League Baseball on-field hats were very strong and our Major League Baseball relaxed fitted hats showed good momentum, as did the NCAA core business. In addition, the branded action category continued to show strength.
Now we’ve worked our way almost entirely through the old wool on-field hat and the aggressive markdowns we took in the second quarter leave our fashion Major League Baseball inventory in a good position. We’re also pleased that our Canadian business is very strong across the board. Once again we see good momentum at Hat World based on their August comps to date.
Turning now to Underground Station where sales for the Underground Station group were $25 million compared to $31 million last year and same-store sales declined 23%, in line with expectations. The weak urban market, ongoing softness in the athletic category, and a tough Nike comparison continued to hurt Underground Station’s comps. The tax holiday sales shift made the situation worse, since 21% of Underground Station stores are located in Texas and Florida and 26% of the second-quarter sales came from these states.
As we mentioned in our last conference call, we expect improvement in Underground Station in the back half of the year based on three key factors. First, new product sets will hit the stores, re-assorted to include more women’s and casual styles and less athletic product. Second, Nike becomes progressively less of a factor through the second half. Since last year Nike’s sales peaked at 26% during August and declined to 4% in Q4. And finally, overall comparisons moderate for the second half.
Now to Johnston & Murphy which enjoyed another great quarter. Sales for the brand rose 9% to $46 million and same-store sales in Johnston & Murphy retail increased 5%. Operating margin rose 200 basis points due to significant gross margin improvement driven by fewer markdowns, increased prices and better sourcing. Johnston & Murphy wholesale sales were up 18% during the quarter on top of a 4% increase in the second quarter last year.
In the Johnston & Murphy shops, comp sales rose 5% and the shoe ASP’s were up about 6%. Apparel and accessories were also very strong and represented 28% of the business during the quarter compared to 25% last year.
Now on the brand positioning front, Johnston & Murphy has launched its Johnston Murphy & Piven campaign featuring Jeremy Piven from the HBO series Entourage. This is the third year of a very successful consumer campaign that sets the Johnston & Murphy brand apart.
And for licensed brands, which posted another stellar quarter with sales up 18% to $19 million, operating margin increased significantly driven by better gross margins and SG&A leverage. The Dockers footwear product continues to perform well in the volume moderates and we were especially pleased with the strength in the specialty shoe chains. And now I’ll ask Jim to take you through the numbers.

Jim Gulmi - Genesco — CFO, SVP of Finance
Thank you, Hal. As Hal discussed, we missed the top line for the quarter primarily due to negative comps. With a miss in comp sales we lost gross margin dollars and, due to negative leverage, picked up little from an expense standpoint. Overall operating expense dollars were down from our expectations, but not enough to offset the sales miss and the resulting gross margin dollar shortfall. In effect the comp sales miss flowed through to the bottom line.
I will now run through the P&L for the quarter starting at the top. Second-quarter sales increased 8% to $328 million compared to $304 million last year. Journeys group sales increased 8% and comps were down 7%. Hat World group sales rose 15% and comps declined 2%. The Underground Station group sales were down 21% with comps down 23%. Johnston & Murphy group sales increased 9%. The Johnston & Murphy retail shops had a 5% comp increase and Johnston & Murphy wholesale grew 18% this quarter on top of a 4% increase last year. Licensed brand sales were up 18% on top of a 16% last year — 16% increase last year.
Now turning to gross margin. Total gross margin for Genesco decreased to 49.9% from 50.4% last year. This was due primarily to higher markdowns in the Journeys, Hat World and Underground Station groups. These markdowns in large part reflect our desire to keep inventories fresh in light of the sluggish sales.
Johnston & Murphy group gross margin was once again up strongly, increasing more than 240 basis points in the quarter. This was driven by sourcing improvements and fewer markdowns. Licensed brands also posted a strong improvement in gross margin during the quarter.

Final Transcript
Aug. 30, 2007 / 8:30AM ET, GCO — Q2 2008 Genesco Earnings Conference Call
Now turning to SG&A. Total SG&A as a percentage of sales increased to 50.6% during the quarter compared to 46.2% last year. Included in this expense percent is about $5.4 million or 160 basis points of costs associated with the anticipated merger transaction with the Finish Line. Much of the remaining increase in SG&A as a percentage of sales was driven by the negative comps combined with fixed expenses and new store growth.
In both Journeys and Hat World overall dollar expenses came in below our earlier expectations, but due to the fixed nature of many retail store costs plus the normal lower productivity of new stores primarily in seasonally slower quarters, we experienced negative leverage and were not able to offset in any meaningful way the lost gross margin dollars.
In the case of Underground Station group the negative comp was the main cause for the negative leverage in the quarter; absolute dollar expenses were down in the quarter. Johnston & Murphy’s SG&A as a percent of sales was up slightly due primarily to additional bonus accruals this quarter. Licensed brands was able to leverage SG&A in the quarter due to good expense control combined with strong stale sales growth.
Now for operating income. Operating income was -0.8% of sales compared to 4% last year. Included are merger-related costs of $5.4 million that negatively impacted operating margin by 1.6 percentage points during the quarter. Operating margin for the quarter was primarily impacted by Underground Station operating margin decline to -20% compared to a -5.7% for the same period last year. This was essentially in line with the expectations we announced on the May conference call.
Journeys’ operating margin was about 1%. Hat World’s operating margin, though down, was still strong at 8.2% in seasonally one of its slower quarters. Johnson and Murphy’s operating margin was up nicely to 7.9% from 5.9% due to a better gross margin. Licensed brands’ operating margin also rose strongly to 12% from 8.3% due to gross margin expansion and solid expense leverage.
Net interest expense during the quarter was $3 million compared with $2.2 million last year. This increase was due in part large part to increased bank borrowings related to last year’s stock buyback program and the acquisition of Hat Shack late last year. For the second quarter we reported a loss before discontinued operations of $2.9 million or -$0.13 per diluted share including costs associated with the anticipated merger and impairment charges of approximately $0.13 per share.
Now for an update on the store closing program we announced in the first quarter. This involved the closing or converting of up to 57 under performing stores which consisted of 49 Underground Station stores and eight Hat World stores. On a trailing 12-month basis ending Q2 these stores accounted for sales of approximately $21 million and a pretax loss of $4.9 million. During the quarter we closed three Jarman Underground Station stores and two Hat World stores from this list.
We are now expecting to close or convert 31 to 38 stores this fiscal year and the remaining stores in the following year. We had earlier intended to close or convert about 23 stores this fiscal year, so we feel good about the expected faster pace of store closings. However some of the larger stores are now expected to be closed or converted next year, so we expect to spend less money on buyouts this fiscal year, primarily in the third quarter, than originally estimated.
Now turning to the balance sheet. Bank debt increased to $102 million compared with $43 million last year. This increase in bank debt is due primarily to last year’s stock buyback program, the Hat Shack acquisition and accounts payable timing differences. Our inventory levels increased 5% from the same period last year. On a per store basis inventories were actually down. Our operating team has done a good job of managing inventory levels during a very difficult selling season.
For the quarter capital expenditures were $22 million and depreciation was $11 million. We ended the quarter with 2111 stores compared with 1870 stores last year. This represented a net store increase of 241 or 13% year over year. Total square footage increased 15% to 2.9 million square feet. In the second quarter we opened 52 stores and closed nine stores. In the second quarter last year we opened 47 stores and closed six stores.
We are planning capital expenditures for the year to be in the $90 million range. Depreciation for the full year is expected to be about $44 million. With regard to new stores in FY ‘08, we plan to open 52 Journeys stores and close two. We plan to open 46 Journeys Kidz stores and open 38 Shi by Journeys stores. Hat World plans to open about 102 stores including 13 Lids Kids stores and close 14 — excuse me, and close 15 for the year.
We plan to open two Underground Station stores and close 22 to 28 and we plan to close 12 to 13 Jarman’s stores and convert two to Underground Station. We plan to open nine Johnston & Murphy shops and close three and open three Johnston & Murphy factory stores and close one. Altogether we plan to open 252 stores and we estimate we will close 55 to 62 stores this fiscal year. Included in these store closings for

Final Transcript
Aug. 30, 2007 / 8:30AM ET, GCO — Q2 2008 Genesco Earnings Conference Call
the full year are four Hat World stores; 22 to 28 Underground Station stores; and five to six Jarman stores which are part of the 50 store — 57 store closing initiative we discussed earlier.
As we said in our earlier press release, we will not be giving specific guidance with respect to sales and earnings expectations for the balance of the year. However, at this time we do believe our operating performance in the back half of the year will generally be in line with earlier expectations. Thank you and now I will turn the call back to Hal for some closing comments.

Hal Pennington - Genesco — Chairman, CEO
Thanks, Jim. Now before we open the lines for questions, let me point out that we are unable, for legal reasons, to do more than refer to our public filings in response to questions related to the Finish Line transaction. So let me ask that you confine your questions today to operations. So with that let’s open up the lines, Jennifer, for questions.
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS). John Shanley, Susquehanna International.

John Shanley - Susquehanna International — Analyst
Thank you and good morning, guys.

Hal Pennington - Genesco — Chairman, CEO
Good morning, John.

John Shanley - Susquehanna International — Analyst
Hal or Jim, can you walk us through the monthly comps of the Journeys operation in the second quarter?

Hal Pennington - Genesco — Chairman, CEO
Yes, John. Just one minute here.

Jim Gulmi - Genesco — CFO, SVP of Finance
For just total Journeys?

John Shanley - Susquehanna International — Analyst
Just Journeys.

Jim Gulmi - Genesco — CFO, SVP of Finance
Journeys group or Journeys by itself, Journeys stores?

Final Transcript
Aug. 30, 2007 / 8:30AM ET, GCO — Q2 2008 Genesco Earnings Conference Call

John Shanley - Susquehanna International — Analyst
Journeys group would be preferable.

Jim Gulmi - Genesco — CFO, SVP of Finance
It was basically -0.2, -2.1, and -12.7.

John Shanley - Susquehanna International — Analyst
So the biggest decline in terms of business plan expectations was the month of July, is that correct, Jim?

Jim Gulmi - Genesco — CFO, SVP of Finance
Yes.

John Shanley - Susquehanna International — Analyst
You know, over the past decade that I’ve followed Genesco the Company had always been very preemptive in bringing to investors’ attention any possible changes in terms of earnings expectations. Can you tell us why the Company didn’t pre-announce that it was unlikely for the firm to hit the previous guidance of $0.30 to $0.31 that you had given us earlier?

Hal Pennington - Genesco — Chairman, CEO
John, a good question. Well, really the decision not to pre-announce was based first on our materiality analysis, and then second on our need to see some August results to validate our conclusions about what was going on in July so that we could say something meaningful when we did announce.
First, we do not believe that the results for the second quarter, which primarily reflect the quarter-to-quarter timing shift in back-to-school and tax-free were material to the market given that we had publicly announced an all-cash acquisition for $54.50. So we believe that the quarterly results would have been material only if they indicated a material adverse change that would permit the acquirer to terminate the deal.
So since the miss resulted from a combination of these external timing issues and general conditions, it was clearly not an indication of a material adverse change. And then additionally, because we believe we were seeing the results of a timing shift in July, we thought we needed to see some August results to put the numbers in more proper context to be sure that our analysis of what was going on was valid.
Of course, by the time we had this information it was time for the earnings release. So our conclusions about the materiality and our need for more information really dictated the timing of this announcement.

John Shanley - Susquehanna International — Analyst
All right. That sounds like it was prepared by a lawyer. Hal, clearly the fiscal period ends July, end of July. There must have been an indication that business was not going to reach internal plans. I’m just kind of curious as to why, in this particular case — was it just because of the pending acquisition that you decided to withhold this information from the investment community?

Hal Pennington - Genesco — Chairman, CEO
I think that’s a fair judgment of it. The materiality of it in light of the pending transaction and the $54.50 all-cash transaction has been announced.

John Shanley - Susquehanna International — Analyst

Final Transcript
Aug. 30, 2007 / 8:30AM ET, GCO — Q2 2008 Genesco Earnings Conference Call
Okay. Can you take us through, again sticking on Journeys or the Journeys group, were there specific components in terms of product that really missed earlier expectations in terms of what the Company was anticipating that that group would generate in the quarter and that eventually led to the $7 million shortfall in terms of what the Company — that division’s operating profit margins were in fiscal ‘07 versus the corresponding period second quarter of fiscal ‘06?

Hal Pennington - Genesco — Chairman, CEO
I’ll let Jim and Bob jump in here as well, but the things that really were impactful obviously were the shifts in tax-free and in back-to-school which we learned later in the year, not during our planning period. But in addition to that, this year there was a very pronounced trend to the lower priced footwear — sandals, canvas, crocs. The women’s business was particularly weak. We felt much weaker than we had anticipated it would be. So I think underlying all of that was just a general retail weakness in the marketplace itself, especially in footwear. So I think it was really a convergence of all of those things, John.

John Shanley - Susquehanna International — Analyst
Are the lower-priced products, Hal, generally lower product margins as well?

Hal Pennington - Genesco — Chairman, CEO
Not necessarily lower margins, just lower total ASP’s.

John Shanley - Susquehanna International — Analyst
Again, I’m just trying to get a handle on why the shortfall in terms of what the Company produced this year versus last year. Was it due to the lower sales or was it due to the fact that you sold more goods on sale or — I’m just trying to figure out where the decline may have been focused in on.

Jim Gulmi - Genesco — CFO, SVP of Finance
John, let me just jump in here for a minute and I’ll let Hal and Bob talk about the product. But there were some significant timing differences that really had an impact. If you remember, if you go back we were saying that we moved up the month — the second quarter because early on, because of the late close, the 52 — 53rd week and we were closing later, we were going to pick up that first week of back-to-school which is the first week of August which historically has been one of the strongest back-to-school weeks.
So going into the quarter that’s what we had anticipated. But what happened is once we got into the quarter then Texas and Florida both announced that their tax frees would be essentially moving into the third quarter. And so that affected it. And then once we got into the quarter more we realized how that was going to affect the total back-to-school season.
So what happened is the important back-to-school season for us, which we thought was going to be in the second quarter, which has a lot to do with the first week of August, essentially those sales — a lot of those sales now moved into the third quarter. So there’s a lot of — there are product issues of course, but there were some major timing differences involving back-to-school that actually impacted us once we got into the quarter.

John Shanley - Susquehanna International — Analyst
Okay. All right, I think I understand a little bit more. And the last question I have is, Hal, a follow-up to your comments about the Finish Line deal. Could you review with us any potential issues or factors in the purchase agreement that would allow Finish Line to walk away from acquiring Genesco, aside from incurring the $46 million breakup fee?

     Hal Pennington - Genesco — Chairman, CEO

Final Transcript
Aug. 30, 2007 / 8:30AM ET, GCO — Q2 2008 Genesco Earnings Conference Call
Well, the $46 million breakup fee doesn’t apply; it’s not a reverse fee, John.

John Shanley - Susquehanna International — Analyst
So it would only apply to you if — not to them?

Hal Pennington - Genesco — Chairman, CEO
It only applies to us, yes. Now as far as the — there is a [MAC] in there, but, as we tried to explain in our remarks today, the weakness in the second quarter was primarily results of these timing shifts. And one quarter in the timing related sales miss general marketing conditions just simply are not within the definition of adverse effect for purposes of this transaction. So, John, I just refer you really without saying more, I think you would understand why — in the merger agreement there’s a section there, 3.1, that might give you a little more clarity on that.

John Shanley - Susquehanna International — Analyst
In terms of giving them any rights or any opportunity to walk away, is that what you’re referring to?

Hal Pennington - Genesco — Chairman, CEO
That’s right. I think that will make that clear to you that this shortfall — timing shift really simply does not constitute a MAC in the context of this transaction.

John Shanley - Susquehanna International — Analyst
Okay. So your interpretation and that of your advisors is that it’s unlikely that they have any capability walking away, is that correct?

Hal Pennington - Genesco — Chairman, CEO
I think, John, I just have to refer you, again, back to that merger agreement. I really can’t say more about that.

John Shanley - Susquehanna International — Analyst
Okay. I don’t have it in front of me so it’s hard for me to —.

Hal Pennington - Genesco — Chairman, CEO
I understand.

John Shanley - Susquehanna International — Analyst
Okay. Thanks a lot. I appreciate it.

Hal Pennington - Genesco — Chairman, CEO
Okay, John.

Operator

Final Transcript
Aug. 30, 2007 / 8:30AM ET, GCO — Q2 2008 Genesco Earnings Conference Call
Heather Boksen, Sidoti & Co.

Heather Boksen - Sidoti & Co. — Analyst
Good morning, guys. You mentioned in the press release with respect to Journeys there are some competitive merchandise advantages for — you have the back-to-school and holiday periods. Can you maybe give us some color on what exactly those are?

Jim Gulmi - Genesco — CFO, SVP of Finance
First of all, we said it was competitive advantages in the fall and holiday period, not back-to-school. It’s our belief that what’s been going on in that business is that, particularly on the women’s side of the business they’ve been gravitating more towards sandals, other kinds of opened up footwear and canvas at lower price points. This would be the summer trends. And not buying units to make up for that and that’s the comp issue.
As we go into the colder weather periods, what we’re expecting to see is that closed up footwear and boots are categories where we are more distinctive. And our early tests of putting those out into the stores where those sales are not material enough to move the needle right now, we have enough going on to get the confidence that our advantage is there for the fall.

Heather Boksen - Sidoti & Co. — Analyst
Okay. But it’s not in terms of you didn’t get a better — it’s not any one brand in particular or better — a better assortment from any particular brand in terms of what you’re talking about here?

Jim Gulmi - Genesco — CFO, SVP of Finance
No, our business, as you probably know — we benefit from the fact that we are so diverse in terms of the brands we carry. And so the advantage — one of the advantages that we have for our customers is the wide variety and the big assortment of brands we carry. So there isn’t any one brand that’s standing out and saying that there is what’s making the difference for the third and fourth quarter.

Heather Boksen - Sidoti & Co. — Analyst
All right. And one last quick math question here. You said the Finish Line merger costs in the quarter were $5.4 million. If I do the math that comes out to about $0.24 a share. Is that correct?

Jim Gulmi - Genesco — CFO, SVP of Finance
$0.24? How do you come to that?

Heather Boksen - Sidoti & Co. — Analyst
Just dividing it by the share count.

Jim Gulmi - Genesco — CFO, SVP of Finance
No, you’ve got to tax effect it — it’s tax affected.

Heather Boksen - Sidoti & Co. — Analyst
Oh, okay. That’s a pretax number. That explains a lot of it. Thanks.

Final Transcript
Aug. 30, 2007 / 8:30AM ET, GCO — Q2 2008 Genesco Earnings Conference Call

Jim Gulmi - Genesco — CFO, SVP of Finance
It sure does.

Operator
Jill Caruthers, Johnson Rice.

Jill Caruthers - Johnson Rice — Analyst
Good morning. Could you talk about — I know, Jim, you mentioned at the second-half outlook, you weren’t directly commenting, but you said that it was pretty much similar to your previous outlook. And does that incorporate possibly a positive impact from the timing shifts that essentially impacted second quarter and help out third?

Jim Gulmi - Genesco — CFO, SVP of Finance
Yes, very much so.

Jill Caruthers - Johnson Rice — Analyst
Okay. So would we think second-half outlook — previous outlook, the timing shift should be above what your previous outlook was?

Jim Gulmi - Genesco — CFO, SVP of Finance
I’m not sure I understand. Let me just be clear on this. What happened is there was a timing difference we talked about from second to third quarter; however there are generally weaker market conditions. So you kind of balance all that off and you come out to where you started.

Jill Caruthers - Johnson Rice — Analyst
Okay. All right, thank you. And then maybe if you could adjust the urban consumer. I know trends remain weak; it seems as though Underground Station trends came in pretty much what you expected. And just maybe looking out into the fall we’ve heard from some other retailers that there’s new, more colorful product and whatnot. Just maybe a little bit more talk on kind of your fall expectation, what do you see out in the marketplace for that consumer?

Bob Dennis - Genesco — President, COO
Yes, that would be about right. We’re encouraged by what we see in that business. We’re also shifting our mix to be in areas where we think we have more competitive advantage. So we are moving more heavily into the women’s side and we are moving a little more away from the athletic side. That said, within the athletic business a lot of the things that are being done by the vendors there are very encouraging to us along the lines that you just referenced.

Jill Caruthers - Johnson Rice — Analyst
Okay. Thank you.

Operator
Jeff Klinefelter, Piper Jaffray.

Final Transcript
Aug. 30, 2007 / 8:30AM ET, GCO — Q2 2008 Genesco Earnings Conference Call

Jeff Klinefelter - Piper Jaffray — Analyst
Yes, hey guys, just a couple questions for you. In terms of the second half, your sort of reiteration of your kind of prior perspective on the second half, Jim, the comps — and I don’t know if you want to get into specific comp guidance, but in terms of the metrics for those comps, what sort of trends are you looking for in terms of the average transaction value kind of UPTs or transaction velocity? What will the comp gain really be driven by in the back half?

Jim Gulmi - Genesco — CFO, SVP of Finance
I’d tell you, I’m not sure we’re anticipating a lot of ASP improvement, maybe some. And our comps in the back half probably are not — I gave very general guidance before and probably not much difference. So there might be some ASP — might be some ASP improvement, but the comps are about flat. So transactions are probably going to be one of the primary sources of any comp improvement. But again, there is the opportunity to increase ASP’s. Excuse me, when I said increase I mean reduce the amount of the reduction.

Jeff Klinefelter - Piper Jaffray — Analyst
Okay. Two others. In terms of Journeys as well and the product, you’ve made some comments about product trends, but in general what are big themes for Journeys going into the second half? Any particularly strong or trending brands to point out that are helping your positioning? And then also on world, Bob, you’re kind of through the MLB transition now; any comments as we’ve gone through that with respect to business trends there or that category’s impact on the conversion rates in Hat World?

Hal Pennington - Genesco — Chairman, CEO
I think with Journeys, first of all, Jeff, as you would expect in the fall you’re going to see more closed up footwear. I think the early trends that they have seen and feel, albeit very early on, that this could be a good boot season without calling out any specific brands. I think that that plays to Journeys’ favor as we come through this flip-flop/canvas domination during the summer months and as we get the seasonal change that will play to their favor.

Bob Dennis - Genesco — President, COO
In Hat World we like what we see right now. As you probably remember, we got very heavy in the hip-hop inspired MLB fashion hats that have been driven up to ballpark, about a third of our inventory that we were carrying, and that has abated a bit. And so the second quarter was a big correction for us in terms of revolving out of that and using markdowns to drive the volumes so we could accomplish that. We’re very comfortable now with where we’ve got the fashion inventory which is now underneath a quarter of what we’re carrying. And we’ve shifted a lot of that into other more basic styles.
The on-field business — the on-field MLB business is still very strong, that new hat shows a lot of momentum and then weave that inventory back into our relaxed fitted hat which we were probably were under serving while we were big in fashion. So we’re excited about what we see there. Then our NCAA business is showing some nice signs of life and then a very strong category, small but very strong and growing, is branded action. A lot of the same vendors that work with Journeys, people like DC, the headwear portion of their assortments have become very popular. And so — and then the only other thing I can point to in trends is go Cubs.

Jeff Klinefelter - Piper Jaffray — Analyst
All right, thank you Bob. Hal, just one other follow-up. On Journeys you mentioned the boots, I’d imagine a strong driver on the women’s side of the business. Anything else to point out on the men’s side of Journeys for fall?

Hal Pennington - Genesco — Chairman, CEO

Final Transcript
Aug. 30, 2007 / 8:30AM ET, GCO — Q2 2008 Genesco Earnings Conference Call
Not particularly. I think on the men’s side you will still see — I think you’ll see athletic still play a major role, particularly in the board which has remained strong. And all the athletic category is holding up very well, strong. Some of the lower profile products may not be as strong this year as last, but I think nothing in particular there.

Jeff Klinefelter - Piper Jaffray — Analyst
Okay, good. Thank you.

Bob Dennis - Genesco — President, COO
Just the other thing in there, of course the one weakness that we have which has already been called out by others is Heelys. We did buy into Heelys as an important vendor for this year and the sales there have been a little disappointing. So we’re working that inventory properly and we’ll be well in line for the second half. We’re not going to get hung with anything, but it has impact on the business because that didn’t turn the way we had hoped it would.

Jeff Klinefelter - Piper Jaffray — Analyst
Okay. Thank you.

Operator
Scott Krasik, C.L. King.

Scott Krasik - C.L. King — Analyst
Hi, guys. And thanks for providing the additional color on the sales trends. You just touched on it, Hal, about sort of that that traditional low profile Eurosport product. Do you see a sustainable ongoing business there at a lower price point or will it really be just fashion driven and sort of a cyclical thing?

Hal Pennington - Genesco — Chairman, CEO
I think it’s going to be fashion driven. I don’t know necessarily that it will be a lower price point. I think that there will just probably be other products that might be more desirable where nothing ever goes away entirely, just there’s ebbs and flows and it could be cyclical. But we’ve seen a lessening of that over the past couple quarters.

Scott Krasik - C.L. King — Analyst
As you go forward with it are you sticking with the vendors at the $79-$89 price point or picking some of the options at $59-$69?

Hal Pennington - Genesco — Chairman, CEO
We would offer both those price points. Generally we would favor the higher price point obviously. But we do follow the market on that to see what is the appropriate price point for the given style at the time.

Scott Krasik - C.L. King — Analyst
Okay, good. And then as some of the traditional skate brands expand into the family channel, are you finding a change in the competitive landscape? Is your customer shopping those stores as well for DC or Etnies or Zoo York?

Final Transcript
Aug. 30, 2007 / 8:30AM ET, GCO — Q2 2008 Genesco Earnings Conference Call

Hal Pennington - Genesco — Chairman, CEO
I have not seen any appreciable change there. Those core brands, the more authentic brands, still we’re the destination for that. As some of these others broaden a little bit they may slack off some. But still, the skate category continues to be a big part of the athletic and continues essentially at the same level.

Scott Krasik - C.L. King — Analyst
Okay. And then any changes either at Journeys or Underground, in terms of doing some of the stuff you have been doing branded, sort of doing in your house brands?

Hal Pennington - Genesco — Chairman, CEO
Journeys is always looking at — and Underground for that matter — of things that they can do on a first cost basis. It’s not necessarily our brand, but it’s one that we can buy with very favorable margins. A portion of that that has been done for some time, we’ll continue to look for those opportunities, but more where they are able to affect those changes or with known brands and with the relationship we have with our vendors of being able to get some SMU’s, getting some special colorways that might not be in the market as heavily in some other places.

Bob Dennis - Genesco — President, COO
Scott, we have nice success with doing first cost product in women’s fashion, women’s non-athletic. But a lot of our other categories, our customers are still very brand oriented. And so we’re not going to be aggressive in looking at a lot of those categories where we’re convinced that the brands are still what make the day.

Scott Krasik - C.L. King — Analyst
Okay. And then I guess just lastly, because you called out Heelys as a specific weakness, how much of that was sort of brought on by your team seeing the sell throughs in the spring and getting more aggressive than you probably should have for back-to-school?

Hal Pennington - Genesco — Chairman, CEO
I think that our team initially read it very well because we had had the experience not only of just last year but years before and this was the second time around. I think it was more the outside influence — the influence of a much broader distribution than we had experienced before and not known to us at the time, as well as some introduction of some lower price point footwear that had not been in the earlier offering.
So I think it was more the outside influences. I think our team has done a great job in adjusting to the marketplace by looking ahead and seeing the landscape is a little different than they expected it would be. So I think they’ve adjusted very well. But again, I think it’s more outside influence. I don’t think our team missed anything; there were just some new entries that had not been anticipated.

Scott Krasik - C.L. King — Analyst
Okay, thank you. And just, Jim, if you gave it I apologize. Do you have — for Journeys group, do you have an inventory on a same-store basis, maybe Hat World as well?

Jim Gulmi - Genesco — CFO, SVP of Finance
I don’t have it on a per store basis, but on a per store basis it’s down in both divisions I believe.

Scott Krasik - C.L. King — Analyst

Final Transcript
Aug. 30, 2007 / 8:30AM ET, GCO — Q2 2008 Genesco Earnings Conference Call
Okay. That’s good enough. Thanks so much.

Operator
That does conclude the question-and-answer session for this day. At this time, Mr. Pennington, I would like to turn the conference back over to you, sir, for any additional or closing remarks.

Hal Pennington - Genesco — Chairman, CEO
Well thank you all for joining us this morning and have a good rest of the day.

Operator
This does conclude today’s teleconference. We thank you for your participation. Have a great day.
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